Exhibit 10.7

CINCO RESOURCES, INC.

CHANGE OF CONTROL AND SEVERANCE BENEFIT PLAN

1.             Purpose and Effective Date. Cinco Resources, Inc. (the “Company”) has adopted this Change of Control and Severance Benefit Plan (the “Plan”) to provide for the payment of severance and/or change of control benefits to Participants.  The Plan was approved by the Board of Directors of the Company (the “Board”) on December 15, 2011 and will be effective immediately prior to the effectiveness of the Company’s S-1 registration statement for the issuance and sale of its common stock (the “Effective Date”).

2.             Definitions. For purposes of the Plan, the terms listed below will have the meanings specified herein:

(a)           “Accrued Obligations” means (i) Participant’s Base Salary through the Date of Termination, (ii) business expenses incurred through the Date of Termination that are reimbursable in accordance with Company policy, (iii) any accrued but unused paid time off through the Date of Termination, and (iv) any Performance Bonus awarded pursuant to the Bonus Plan for the calendar year preceding the year in which the Date of Termination occurs which remains unpaid as of the Date of Termination.  The amounts, if any, in clauses (i)-(iii) shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the Date of Termination.  The amount, if any, in clause (iv) shall be paid in the manner and at the time provided for in the Bonus Plan; provided, however, that such payment shall be made no later than the 15th day of the third calendar month following the calendar year with respect to which the Performance Bonus relates.

(b)           “Affiliate” means the Company and any corporation, partnership, limited liability company, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(c)           “Base Salary” means the amount a Participant is entitled to receive as regular wages or salary (not including commissions, bonuses, or similar payments) on an annualized basis.

(d)           “Board” means the Board of Directors of the Company.

(e)           “Bonus Plan” means the Company’s 2012 Annual Incentive Compensation Plan, as amended from time to time, or any successor annual cash performance bonus program subsequently adopted by the Company.

(f)            “Bonus Target” means the target bonus established for a Participant by the Administrator in its sole discretion pursuant to the Bonus Plan.

(g)           “Cause” means, unless otherwise defined in an employment agreement entered into by the Participant in which case the definition in the employment agreement shall govern if there is a conflict in definitions, a finding by the Administrator of acts or omissions of the Participant constituting, in the Administrator’s good faith judgment, any of the following: (i) gross negligence or material misconduct in the performance of his duties and responsibilities; (ii) the material failure to comply with the lawful directives of the Board, senior officers of the Company or the Participant’s supervisor; (iii) the material failure to devote his full working time, skill, attention and best efforts to, or to substantially and diligently perform, his duties and responsibilities (other than in connection with an approved leave of absence); (iv) conduct that is contrary to the best interests of the Company or its Affiliates or is likely to damage the business of the Company or its Affiliates, including without limitation their reputation; (v) a breach of duty (other than inadvertent acts or omissions) involving fraud, dishonesty, disloyalty, or a conflict of interest; (vi) the material violation of, failure to report, or material failure to enforce the personnel, ethical, or operational policies and procedures of the Company or its Affiliates; (vii) the failure to cooperate with any investigation or inquiry authorized by the Company or an Affiliate or conducted by a governmental authority related to the Company’s or an Affiliate’s business or the Participant’s conduct; (viii) the Participant’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, any felony or other serious criminal offense or crime of moral turpitude or any violation of federal or state securities laws; or (ix) a material violation of any provision of an employment agreement or any non-solicitation, non-competition, non-disclosure, intellectual property, or other agreement (or similar agreement) with the Company or any of its Affiliates.

(h)           “Change of Control” shall have the meaning given such term in the Company’s 2012 Long Term Incentive Plan.

(i)            “CIC Benefits Continuation” is defined in Section 5(d)(ii).

(j)            “CIC Effective Date” means date as of which a Change of Control occurs.

(k)           “CIC Factor” means, with respect to a Participant, the CIC Factor set forth next to Participant’s name on Exhibit A.

(l)            “CIC Pay” is defined in Section 5(d)(i).

(m)          “CIC Window Period” means a period of 12 months following the CIC Effective Date.

(n)           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(o)           “Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.

(p)           “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if a Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of Participant. For all purposes of the Plan, a Participant’s Date of Termination shall not occur prior to the date Participant incurs a Separation from Service.

(q)           “Good Reason” means any of the following actions if taken without Participant’s prior consent: (a) a material reduction in Participant’s Base Salary; (b) a material reduction in Participant’s authority, responsibilities or duties; (c) a permanent relocation of Participant’s principal place of employment to any location outside of a one hundred (100) mile radius of the location from which Participant served the Company immediately prior to the relocation, provided such relocation is a material change in geographic location at which Participant must provide services for purposes of Section 409A of the Code and the regulations thereunder; or (d) any other material breach by the Company of this Plan.  A change in Participant’s title or reporting structure, standing alone, does not constitute “Good Reason.”  Neither a transfer of employment among the Company and any of its Affiliates nor the Company or an Affiliate entering into a co-employer relationship with a personnel services organization constitutes Good Reason.  A suspension of Participant with pay pursuant to Section 5(e) does not constitute “Good Reason.”  To constitute “Good Reason,” Participant must provide written notice to the Company of his belief that Good Reason exists within sixty (60) days of the initial existence of the Good Reason condition, and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason.  The Company then shall have thirty (30) days to remedy the Good Reason condition(s).  If not remedied within that thirty (30)-day period or if the Company notifies Participant that it does not intend to cure such condition(s) before the end of that thirty (30)-day period, Participant may submit a Notice of Termination to the Company; provided, however, that the Notice of Termination invoking Participant’s right to terminate his employment for Good Reason must be given no later than one hundred (100) days after the date the Good Reason condition first arose; otherwise, Participant is deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(r)            “Inability to Perform” means and shall be deemed to have occurred if (i) Participant has been determined under the Company’s or an Affiliate’s long-term disability plan to be eligible for long-term disability benefits, or (ii) in the absence of, or Participant’s participation in or application for benefits under, such a plan, Participant’s inability to perform the essential functions of his position, despite any reasonable accommodation required by law, by reason of an illness or injury for (A) 180 consecutive calendar days or (B) an aggregate of 180 calendar days during any period of 12 consecutive months, as determined by the Board in its sole discretion.

(s)           “Notice of Termination” means a written notice communicated by the Company or Participant, as applicable, that specifies the Date of Termination.

(t)            “Participant” means those employees designed by the Board as being eligible to participate in the Plan pursuant to Section 4.

(u)           “Performance Bonus” means the annual performance bonus payment a Participant is eligible to receive for a given calendar year pursuant to the Bonus Plan.

(v)           “Release Effective Date” means earliest date following a Participant’s Separation from Service that the release described in Section 5(b) has become fully enforceable and irrevocable.

(w)          “Section 409A Exempt Amount” means (a) two (2) multiplied by the lesser of (i) Participant’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which Participant has a Separation from Service (adjusted for any increase during that year that was expected to continue indefinitely if the service provider had not separated from service) or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Participant has a Separation from Service, less (b) the value of the Severance Benefits Continuation or CIC Benefits Continuation, as applicable (but excluding payments or benefits described in paragraphs (b)(9)(iv) and (v) of Treasury Regulation Section 1.409A-1).

(x)            “Separation from Service” means separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of companies that includes the Company and each of its “409A Affiliates.” For this purpose, “409A Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single the Company under Code Section 414(b) or Code Section 414(c), but (i) in applying Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2.

(y)           “Severance Conditions” means a Participant’s execution and delivery to the Company on or prior to the 60th day following the Date of Termination of a release of claims agreement in a form prescribed by the Company which shall exclude claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company and which may be amended by the Company to reflect changes in applicable laws and regulations and, where applicable, Participant’s non-revocation of such release.

(z)            “Severance Factor” means, with respect to a Participant, the Severance Factor multiple set forth next to Participant’s name on Exhibit A.

(aa)         “Severance Benefits Continuation” is defined in Section 5(b)(ii).

(bb)         “Severance Pay” is defined in Section 5(b)(i).

(cc)         “Severance Pay Period” means, with respect to a Participant, the Severance Pay Period set forth next to Participant’s name on Exhibit A.

3.             Administration of the Plan.

(a)           Authority of the Administrator. The Plan will be administered by the Board, or by a person or committee appointed by the Board to administer the Plan (the “Administrator”). Subject to the express provisions of the Plan and applicable law, the Administrator will have the authority, in its sole and absolute discretion, to: (i) adopt, amend, and rescind administrative and interpretive rules and regulations related to the Plan, (ii) delegate its duties under the Plan to such agents as it may appoint from time to time, and (iii) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate. The Administrator shall have complete discretion and authority with respect to the Plan and its application except to the extent that discretion is expressly limited by the Plan. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in any manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Administrator on the matters referred to in this Section 3(a) will be final and conclusive.

(b)           Manner of Exercise of Authority. Any action of, or determination by, the Administrator will be final, conclusive and binding on all persons, including the Company, its owners, each Participant, or other persons claiming rights from or through a Participant. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, will not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers or managers of the Company, or committees thereof, the authority, subject to such terms as the Administrator will determine, to perform such functions, including administrative functions, as the Administrator may determine. The Administrator may appoint agents to assist it in administering the Plan.

(c)           Limitation of Liability. The Administrator will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. The Administrator and any officer or employee of the Company acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4.             Eligibility. Those employees of the Company listed as Participants on Exhibit A attached hereto, as the same may be updated from time to time by the Board, are eligible to participate in this Plan; provided, that any employee who is entitled to severance or change of control benefits (or similar payments) pursuant to a separate agreement between the Company (or one of its Affiliates) and the individual shall not be a Participant; and provided further, that no Participant shall be eligible to participate in the Plan unless he executes a separate agreement in a form proscribed by the Company to comply with the continuing obligations under Sections 5(g), 5(h), and 5(i).

5.             Plan Benefits.

(a)           Termination for Any Reason. In the event a Participant’s employment terminates for any reason, the Company shall pay Participant the Accrued Obligations.

(b)           Termination Without Cause or For Good Reason.  Except as provided in Section 5(d) or (e), as applicable, if Participant’s employment is terminated by the Company without Cause or by reason of Participant’s resignation for Good Reason, Participant will be entitled to receive:

(i)            an amount equal to (A) the Severance Factor multiplied by Participant’s Base Salary, calculated as of the Date of Termination or, if greater, before any reduction not consented to by Participant at any time within two (2) years immediately before the Date of Termination, plus (B) the Severance Factor multiplied by Participant’s Bonus Target as of the Date of Termination (together, the “Severance Pay”), payable at the time and in the manner provided in Section 5(c); and

(ii)           should Participant timely elect COBRA coverage under a group health insurance plan sponsored by the Company or one of its Affiliates and timely make the premium payments, the Company shall reimburse Participant on a monthly basis for the cost of continued coverage under COBRA for Participant and any of his eligible dependents until the earlier of (A) the date Participant is no longer entitled to continuation coverage under COBRA or (B) 12 months following the Date of Termination (the “Severance Benefits Continuation”);

provided, however, that Participant shall not be entitled to receive the Severance Pay and Severance Benefits Continuation (or the payments provided for in Sections 5(d) or (e), as applicable) unless (x) Participant executes and returns to the Company a release in a form prescribed by the Company on or prior to the 60th day following the Date of Termination or such shorter time as may be prescribed in the release and (y) such release shall not have been timely revoked by Participant; and provided further, however, that if Participant violates his agreement to comply with the continuing obligations under Sections 5(g), 5(h), or 5(i), Participant shall not be entitled to receive the Severance Pay or Severance

Benefits Continuation (or the payments provided for in Sections 5(d) or (e), as applicable) and Participant shall immediately repay to the Company upon written demand any Severance Pay or Severance Benefits Continuation (or the payments provided for in Sections 5(d) or (e), as applicable) that already have been paid to him.  For purposes of clarification only, Participant is not entitled to Severance Pay or Severance Benefits Continuation if his employment terminates by reason of death or Inability to Perform, by reason of his resignation without Good Reason or by reason of the termination of his employment for Cause.

(c)           Time and Manner of Severance Pay.  The Severance Pay shall be paid as follows:

(i)            If the Severance Pay is equal to or less than the Section 409A Exempt Amount, then the Severance Pay shall be paid in equal monthly installments (each of which such installments may be made, at the Company’s sole discretion, over one or more of the Company’s payroll dates in such month) over the Severance Pay Period, commencing in payment with the first month after the calendar month in which the Release Effective Date occurs.

(ii)           If the Severance Pay is greater than the Section 409A Exempt Amount, then —

(A)                              the Section 409A Exempt Amount shall be paid in equal monthly installments (each of which such installments may be made, at the Company’s sole discretion, over one or more of the Company’s payroll dates in such month) over the Severance Pay Period, commencing in payment with the first month after the calendar month in which the Release Effective Date occurs, and

(B)                                the excess of the Severance Pay over the Section 409A Exempt Amount shall be paid in a single lump sum no later than sixty (60) days after the Date of Termination.

Notwithstanding the foregoing, in no event shall any Severance Pay be paid later than the last day of the second calendar year following the calendar year in which Participant’s Separation from Service occurs.

(d)           Change of Control.  If Participant is employed by the Company on the CIC Effective Date and Participant’s employment is terminated upon the CIC Effective Date or within the CIC Window Period by the Company without Cause or by reason of Participant’s resignation for Good Reason, then the Company shall pay Participant the following Change of Control payments and benefits in lieu of the Severance Pay and Severance Benefits Continuation that otherwise would be payable pursuant to Section 5(b) but subject to the provisos in Section 5(b):

(i)            On the Company’s first payroll date after the Release Effective Date but no later than 60 days after the Date of Termination, the Company shall pay Participant a lump sum payment in cash (the “CIC Pay”) equal to:

(A)          the CIC Factor multiplied by (I) Participant’s Base Salary as of the Date of Termination or (II) Participant’s Base Salary before any reduction not consented to by Participant at any time within two (2) years immediately before the CIC Effective Date, plus

(B)                                the CIC Factor multiplied by the greater of Participant’s Bonus Target under the Bonus Plan as of immediately before (I) the Date of Termination or (II) the CIC Effective Date.

(ii)                                  Should Participant timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its Affiliates and timely make the premium payments, reimburse Participant on a monthly basis for the cost of continued coverage under COBRA for Participant and any of his eligible dependents until the earlier of (A) the date Participant is no longer entitled to continuation coverage under COBRA or (B) 18 months following the Date of Termination (the “CIC Benefits Continuation”).

(e)           Effect of a Change of Control Following Date of Termination.  If Participant’s employment is terminated by the Company without Cause or by reason of Participant’s resignation for Good Reason, and a CIC Effective Date occurs within one-hundred and eighty (180) days following the Date of Termination, then, in lieu of any remaining Severance Pay and Severance Benefits Continuation that otherwise would be payable pursuant to Section 5(b) but subject to the provisos in Section 5(b), the Company shall pay Participant the following Change of Control payments and benefits subject to the provisos in Section 5(b):

(i)            On the later of the CIC Effective Date or the Company’s first payroll date after the Release Effective Date, but not later than 60 days after the CIC Effective Date, a lump sum payment in cash equal to (A) the excess, if any, of (I) the CIC Pay Participant would have been entitled to receive under Section 5(d)(i) if his Date of Termination had occurred during the CIC Window Period, over (II) the total amount of Severance Pay received by Participant prior to the CIC Effective Date in accordance with Section 5(b); and

(ii)           If Participant timely elects or elected to continue coverage under a group health insurance plan sponsored by the Company or one of its Affiliates in accordance with Section 5(b) and timely makes the premium payments, reimburse Participant on a monthly basis for the cost of continued coverage under COBRA for Participant and any of his eligible dependents until the earlier of (A) the date Participant is no longer entitled to continuation coverage under COBRA or (B) the number of months of CIC Benefits Continuation Participant would have been entitled to receive under Section 5(d)(ii) if his Date of Termination had occurred during the CIC Window Period, less the number of months of Severance Benefits Continuation reimbursed or then reimbursable to Participant prior to the CIC Effective Date.

(f)            Parachute Payments.  Notwithstanding any contrary provision in this Plan, if Participant is a “disqualified individual” (as defined in Section 280G of the Code), and the Change of Control payments and benefits described in Section 5(d), together with any other payments which Participant has the right to receive from the Company and its Affiliates, would constitute a “parachute payment” (as defined in Section 280G of the Code), the payments and benefits provided hereunder shall be either (i) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Participant from the Company and its Affiliates shall be $1.00 less than three times Participant’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever produces the better net after-tax result for Participant (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on Participant.  If a reduced payment is made to Participant pursuant to clause (i) above and through error or otherwise that payment, when aggregated with other payments from the Company or its Affiliates used in determining if a parachute payment exists, exceeds $1.00 less than three times Participant’s base amount, Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made.

(g)           Confidential Information.  To be eligible to participate in this Plan, each Participant must sign a separate agreement in a form proscribed by the Company in which he agrees to comply with the following obligations:

(i)            Participant Acknowledgments.  Participant acknowledges and agrees that (A) the Company is engaged in a highly competitive business; (B) as a result of Participant’s employment with the Company, Participant may be granted equity or rights to acquire equity in the Company or an Affiliate; (C) the Company has expended considerable sums, time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit its Confidential Information (as defined below); (D) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (E) Participant’s participation in or direction of the Company’s day-to-day operations and strategic planning is an integral part of the Company’s continued success and goodwill; (F) given his position and responsibilities, Participant necessarily will be creating Confidential Information that belongs to the Company and enhances the Company’s goodwill, and in carrying out his responsibilities Participant in turn will be relying on the Company’s goodwill and the disclosure by the Company to him of Confidential Information; and (G) Participant will have access to Confidential Information that could be used by unauthorized third parties in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill.

(ii)           Definition of Confidential Information.  “Confidential

Information” means any confidential or proprietary information or trade secrets of or relating to the Company or provided to the Company by a third party under an obligation or expectation of confidential treatment, including without limitation, all documents or information, in whatever form or medium concerning or evidencing the Company’s operations; processes; products; business practices; finances; principals; vendors; suppliers; customers and potential customers; marketing methods; costs, prices, contractual relationships; regulatory status; personnel (including without limitation compensation, other terms of employment, or performance other than as concerns solely the Participant); drilling and production technology and maximization means, methods, and techniques; geological and geophysical maps, data, interpretations, and analyses; project and prospect locations and leads; well logs, interpretations, and analyses; and production information, but excluding any such documents or information that is or becomes generally available to the public other than as a result of any breach of an applicable agreement or violation of an applicable legal duty or other unauthorized disclosure by Participant or another.

(iii)          Company Promises.  The Company acknowledges and agrees that Participant must have and continue to have throughout his employment the benefits and use of its goodwill and Confidential Information in order to properly carry out Participant’s duties and responsibilities.  The Company accordingly promises during his or her employment to provide Participant with access to Confidential Information and to authorize Participant to engage in activities that will create new and additional Confidential Information.

(iv)          Further Acknowledgements.  The Company and Participant thus acknowledge and agree that during Participant’s employment, Participant will receive Confidential Information that is unique, proprietary, and valuable to the Company; will create Confidential Information that is unique, proprietary, and valuable to the Company; and will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.

(v)           Participant Promises.  Accordingly, Participant acknowledges and agrees that at all times while employed by the Company and thereafter:

(A)          all Confidential Information shall remain and be the sole and exclusive property of the Company;

(B)           he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, employee, or legal counsel of the Company, or any other third parties that have a legitimate business need to receive the Confidential Information, to the extent necessary for the proper performance of his duties and responsibilities unless authorized to do so by the Company or compelled to do so by law or valid legal process;

(C)           if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information outside of his capacity as an employee or representative of the Company or its Affiliates, he will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(D)          at the end of his employment with the Company for any reason or at the request of the Company at any time, he will immediately return to the Company all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic;

(E)           he will immediately notify the Company if he learns of or suspects any unauthorized disclosure of Confidential Information;

(F)           absent the promises and representations of Participant above, the Company would require him immediately to return any tangible Confidential Information in his possession, would not provide Participant with new and additional Confidential Information, would not authorize Participant to engage in activities that will create new and additional Confidential Information, and would not permit the Participant to participate in the Plan; and

(G)           Participant’s obligations above are in addition to any applicable contractual, statutory, or common-law obligations and survive the termination his or her employment with the Company or its Affiliate.

(h)           Restricted Activities.  To be eligible to participate in this Plan, each Participant must sign a separate agreement in a form proscribed by the Company in which he agrees to comply with the following obligations:

(i)            Participant Covenants.  In consideration of the Company’s promises set out above and the other promises and undertakings of the Company in this Plan, Participant agrees that for the Restriction Period, he shall not engage in any of the following activities (the “Restricted Activities”) without the written consent of the Board:

(A)          Non-Competition.  Except in the proper performance of his duties for the Company, directly or indirectly, whether or not for compensation, engage or prepare to engage in, or aid or advise another person or entity who is engaging in or preparing to engage in, a Competing Business (as defined below) as an employee, officer, director, agent, partner, stockholder, owner, member, representative, consultant, or in any other individual or representative capacity; provided, however, that this obligation does not prohibit Participant’s ownership of (A) stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of 5% of all such shares of stock or other securities issued and outstanding; (B) royalty interests where Participant owns the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate; (C) Oil and Gas Interests (as defined below) owned by Participant prior to the Effective Date and disclosed to the Company in writing; or (D) Oil and Gas Interests acquired by Participant through a bona fide gift or inheritance; and provided further, however, that during the Restriction Period, these prohibitions extend only to (I) Oil and Gas Interests in the Specified Geographical Area (as defined below) and (II) the performance by Participant, directly or indirectly, of the same or similar activities Participant has performed for the Company for or on behalf of a Competing Business that take place anywhere in, or are directed at any part of, the Specified Geographical Area, or such other activities that by their nature are likely to lead to the disclosure of Confidential Information.

(B)           Non-Solicitation of Participants and Other Service Parties.  Except in the proper performance of his duties for the Company, directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then, or was within the previous six (6) months, employed by or otherwise engaged to perform services for the Company to leave that employment or cease performing those services, whether on his own behalf or on behalf of any other person or entity, or to become employed by or otherwise perform services for a Competing Business; and

(C)           Non-Solicitation of Customers, Suppliers, or Vendors.  Except in the proper performance of his duties for the Company directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of the Company to cease being a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company, whether on his own behalf or on behalf of any other individual or entity.

(ii)           Acknowledgements.  Participant acknowledges and agrees that the restrictions  above are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings concerning Confidential Information; that the Company’s promises and undertakings set out, and the matters recited, above and Participant’s position and responsibilities with the Company give rise to the Company’s interest in restricting Participant’s post-employment activities; that such restrictions are designed to enforce Participant’s promises and undertakings set out above and his common-law obligations and duties owed to the Company; that the restrictions are reasonable and necessary, are valid and enforceable under applicable law, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential

Information, and other legitimate business interests; that he will immediately notify the Company in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under the law of any state that he contends or is advised is applicable; that he will not challenge the enforceability of such restrictions; that absent the promises and representations made by Participant above, the Company would require him immediately to return any tangible Confidential Information in his possession, would not provide Participant with new and additional Confidential Information, would not authorize Participant to engage in activities that will create new and additional Confidential Information, and would not have permitted the Participation to participate in this Plan; and his obligations above are in addition to any applicable statutory or common-law obligations and survive the termination of the agreement.

(iii)          Definitions.  For purposes of this Section 5(h),

(A)          Competing Business.  “Competing Business” means (A) the ownership, operation, leasing, acquisition, exploration, marketing, development, production, or disposition of Oil and Gas Interests and (B) such other business activities as the Company may engage in, prepare to engage in, or investigate becoming engaged in during the six (6)-month period before the date of Participant’s termination of employment and about which Participant had Confidential Information.

(B)           Oil and Gas Interests.  “Oil and Gas Interests” means any royalty, overriding royalty, working, leasehold, or other property interest in oil and gas assets or any right to acquire such interests.

(C)           Prospective Oil and Gas Interests.  “Prospective Oil and Gas Interests” means Oil and Gas Interests that the Company attempted to acquire, or was investigating the acquisition of, within six (6) months before the Date of Termination and about which Participant had access to or created Confidential Information.

(D)          Restriction Period.  “Restriction Period” means during the Participant’s employment with the Company or its Affiliate and the 12-month period following the termination of that employment, regardless of reason.

(E)           Specified Geographical Area.  “Specified Geographical Area” means (A) the Company’s Oil and Gas Interests as of the Date of Termination; (B) the Company’s Prospective Oil and Gas Interests (as defined above); (C) outer continental shelf Blocks adjacent to the Company’s Oil and Gas Interests as of the Date of Termination; and (D) the surface area within three (3) miles of the Company’s Oil and Gas Interests as of the Date of Termination or the Company’s Prospective Oil and Gas Interests.

(F)           Affiliates.  As used in Sections 5(g), (h) and (i), the term “Company” shall include the Company and any of its Affiliates.

(i)            Inventions.  To be eligible to participate in this Plan, each Participant must sign a separate agreement in a form proscribed by the Company in which he agrees to comply with the following obligations:

(i)            Definition of Inventions.  Participant agrees that any and all technology, software (including source code and object code), inventions, discoveries, developments, concepts, processes, written materials, methods, specifications, products, ideas, know-how, technical information, patents and improvements thereof, copyrights, designs, marks, logos, trade names, processes, trade secrets, and all other intellectual property conceived, created, written, developed, or first reduced to practice by Participant, alone or jointly, in the performance of Participant’s duties for the Company or during the Restriction Period (“Inventions”) are and shall be the sole and exclusive property of the Company.  Participant acknowledges that all original works of authorship protectable by copyright that are produced by Participant in the performance of Participant’s duties for the Company are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101).  In addition, to the extent that any such works or Inventions are not works made for hire under the United States Copyright Act, Participant hereby assigns without further consideration all right, title, and interest in such works and/or Inventions to the Company.

(ii)           Disclosure, Assignment, and Cooperation.  Participant (i) shall promptly and fully disclose to the Company all Inventions, including Inventions previously conceived, created, written, developed, or first reduced to practice during Participant’s employment with the Company, if any, (ii) shall treat all Inventions as Confidential Information, and (iii) hereby assigns (with respect to already-existing Inventions) and agrees to immediately assign (with respect to not-yet-existing Inventions) to the Company without further consideration all of Participant’s right, title, and interest in and to such Inventions, whether or not copyrightable or patentable.  While employed by the Company and following the termination of Participant’s employment, Participant shall execute all papers, including without limitation all applications, invention assignments, and copyright assignments, and shall otherwise assist the Company as reasonably required, to memorialize, confirm, and perfect in the Company the rights, title, and other interests granted to the Company.  Participant represents that there are no inventions, original works of authorship, developments, improvements or trade secrets that (i) were made by Participant prior to his execution of the agreement, (ii) belong to Participant, (iii) relate to Company’s actual or proposed business, products, or research and development, and (iv) are not assigned to the Company hereunder.

(iii)          Exceptions.  Notwithstanding the foregoing, Participant understands that the provisions of this Section 5(i) requiring assignment of Inventions to the Company do not apply to any Invention that Participant has developed entirely on Participant’s own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information (an “Other Invention”) except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Company’s business, or actual or anticipated research or development of the Company or (ii) result from or relate to any work that Participant performed for the Company or to any Confidential Information or Inventions.  Participant will advise the Company promptly in writing of any Invention that Participant believes constitutes an Other Invention.  Participant agrees that he will not incorporate, or permit to be incorporated, any Other Invention owned by him or in which he has an interest into a Company product, process or service without the Company’s prior written consent.  Notwithstanding the foregoing sentence, if, in the course of Participant’s employment, Participant incorporates into a Company product, process, or service an Other Invention owned by him or in which he has an interest, Participant hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sub-licensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(iv)          Survival.  Participant’s obligations above survive the termination of his employment with the Company or its Affiliate.

(j)            Remedies; Reformation.

(i)            Remedies.  Participant acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Sections 5(g), (h) or (i) were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Participant agrees that the Company shall be entitled to equitable relief, including temporary restraining order, temporary, and permanent injunctions and specific performance, in the event Participant breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of such Sections by Participant, but shall be in addition to all other remedies available to the Company at law or equity.

(ii)           Automatic Reformation.  If any of the provisions of Section 5(g), (h) or (i) are ever deemed by a court to be unenforceable as written under applicable law, such provisions shall be, and are, automatically reformed to the maximum limitations permitted by applicable law.

6.             General Provisions.

(a)           Taxes. The Company is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.

(b)           Offset. The Company may set off against, and each Participant authorizes the Company to deduct from, any payments due to Participant, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an affiliate by Participant, whether arising under this Plan or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.

(c)           Term of the Plan; Amendment and Termination. Prior to a Change of Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by the Board; provided, however, that no such amendment, modification or termination that is adopted within one (1) year prior to a Change of Control that would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual; provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change of Control and who effectuates a Change of Control, or (ii) otherwise in connection with, or in anticipation of, a Change of Control that actually occurs, any such attempted amendment, modification or termination being null and void ab initio.  Any action taken to amend, modify or terminate the Plan which is taken subsequent to the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change of Control shall conclusively be presumed to have been taken in connection with a Change of Control. For a period of two (2) years following the occurrence of a Change of Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant under the Plan on the date the Change of Control occurs.

(d)           Successors. The Plan shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither the Plan nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party hereto; provided, however, that the Company may assign this Plan to any of its affiliates and a Participant may direct payment of any benefits that will accrue upon death. A Participant shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under the Plan; and no benefits payable under the Plan shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. The Plan shall not confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and permitted assigns.

(e)           Unfunded Obligation. All benefits due a Participant under this Plan are unfunded and unsecured and are payable out of the general funds of the Company.

(f)            Receipt and Release. Any payment to any Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, its affiliates and the Administrator under the Plan, and the Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant is determined by the Administrator to be incompetent, by reason of physical or mental disability, to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Administrator or the Company to follow the application of such funds.

(g)           Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder will be construed as (i) giving a Participant the right to continue in the employ or service of the Company or an affiliate or to be employed for any specific duration; (ii) interfering in any way with the right of the Company or any affiliate to terminate a Participant’s employment or service at any time, with or without notice, and with or without Cause; or (iii) giving a Participant any claim to be treated uniformly with other employees.

(h)           Nonexclusivity of the Plan. The adoption of the Plan by the Company will not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable. Except as otherwise expressly provided herein, nothing contained in the Plan will be construed to prevent the Company from taking any action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any payments made under the Plan. No employee, beneficiary or other person will have any claim against the Company as a result of any such action. Any action with respect to the Plan taken by the Administrator, the Company, or any designee of the foregoing shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

(i)            Severability. If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan, but such provision will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.

(j)            Application of Section 409A. The amounts payable pursuant to Section 5 of this Plan are intended to comply with the short-term deferral exception and/or separation pay exception to Section 409A of the Code. To the extent that a Participant is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) as of Participant’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of Participant’s Separation from Service shall be paid to Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after Participant’s Date of Termination or, if earlier, the date of Participant’s death following such Date of Termination.  All such amounts that would, but for this Section 6(j), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments.

(k)           Dodd-Frank Act and Other Applicable Law Requirements.  As a condition of participation in the Plan, Participant shall (i) abide by any compensation recovery, recoupment, anti-hedging or other policy applicable to executives of the Company and its Affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) or other applicable law, and (ii) that the terms and conditions of this Plan shall be deemed automatically amended as may be necessary from time to time to ensure compliance by Participant and this Plan with such policies, the Dodd-Frank Act, or other applicable law.

(l)            Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

(m)          Word Usage. Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

IN WITNESS WHEREOF, this Plan has been executed on this        day of                         , 20        , to be effective as of the Effective Date.

CINCO RESOURCES, INC.

By:
Jon Glass, President and Chief Executive Officer

EXHIBIT A

PARTICIPANTS

Participant Name	Severance Factor	Severance Pay Period	CIC Factor

Leigh T. Prieto	1.0	12 months	1.5

Craig D. Pollard	1.0	12 months	1.5

Chris M. Kidd	1.0	12 months	1.5